Exhibit 10.42

DATED 8 October 2008

LIVERPOOL SCHOOL OF TROPICAL MEDICINE (1)

and

COMBINATORX INCORPORATED (2)

and

COMBINATORX (SINGAPORE) PTE. LTD (3)

CO-OWNERSHIP AGREEMENT RELATING TO INTELLECTUAL PROPERTY RIGHTS

A-WOL CONSORTIUM

WALKER MORRIS

Kings Court

12 King Street

LEEDS

LS1 2HL

Tel: 0113 2832500

Fax: 0113 2459412

Ref: LIV.200-3

CONTENTS

SECTION	HEADING	PAGE
1	DEFINITIONS AND INTERPRETATION	2

2	INTERESTS OF PARTIES	5

3	FIELD OF USE	5

4	BACKGROUND IPR	6

5	PATENTS	7

6	RENEWAL FEES	8

7	INDEPENDENT WORKING	9

8	LICENCE RESTRICTION	9

9	DIVISION OF PROFITS FROM LICENCE	9

10	SALE OR ASSIGNMENT OF INTEREST & RIGHTS OF PRE-EMPTION	9

11	SURRENDER	10

12	INFRINGEMENT PROCEEDINGS	11

13	MARKING OF PRODUCTS	12

14	AMENDMENT OF SPECIFICATION	12

15	ACKNOWLEDGEMENT	12

16	REGISTRATION	12

17	IP STEERING COMMITTEE	13

18	INDEMNITY	13

19	CONFIDENTIALITY	13

20	TERM AND TERMINATION	13

21	GENERAL	13

SCHEDULE	IP STEERING COMMITTEE	16

THIS AGREEMENT is made on	8th October	2008

BETWEEN:

(1)	LIVERPOOL SCHOOL OF TROPICAL MEDICINE a company limited by guarantee and incorporated in England and Wales (No: 83405) and being registered charity (No: 222655) whose registered office is situated at Prembroke Place, Liverpool, L3 5QA, United Kingdom (LSTM); and

(2)	COMBINATORX INCORPORATED, a corporation incorporated in Delaware, USA whose principal place of business is 245 First Street, 16th Floor, Cambridge, MA 02142, USA; and

(3)	COMBINATORX (SINGAPORE) PTE. LTD. a company registered in Singapore and being a subsidiary company of CombinatoRx Incorporated, whose principal place of business is 11 Biopolis Way, Helios #08-05, Singapore 138667.

CombinatoRx Incorporated and CombinatoRx (Singapore) PTE. Ltd shall be referred to collectively as “CombinatoRx”. Each of LSTM and CombinatoRx are referred to as a ‘party’ and together ‘the parties’.

BACKGROUND

(A)	LSTM and CombinatoRx are both parties to the Consortium Agreement relating to the Anti-Symbiotic Treatment of Filariasis Consortium (A-WOL) by way of the Accession Agreement introducing a new member to the A-WOL Consortium effective on 1 April 2008 (Consortium Agreement).

(B)	The parties have agreed to vary CombinatoRx’s membership to the Consortium Agreement relating to the ownership of the intellectual property rights by way of this Co-ownership Agreement.

(C)	It is a requirement under the Consortium Agreement that LSTM owns any Foreground IPR (as defined below). It is also a requirement of CombinatoRx’s corporate structure that it owns any IPR (as defined below) which it creates on behalf of third parties.

(D)	The parties have agreed that co-ownership of the Foreground IPR is a commercially viable solution and wish to define their respective rights and liabilities under the Foreground IPR on the terms and conditions of this Agreement.

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words shall have the following meanings, unless the context requires otherwise:

Affiliates shall have the meaning ascribed to it in the Consortium Agreement;

Agreement means this Co-ownership Agreement together with the attached Schedule;

Amending Party shall have the meaning ascribed to it in Clause 14.1;

Background IPR means any and all IPR in existence and already belonging to LSTM or CombinatoRx (as appropriate) prior to the Effective Date. For the avoidance of doubt, CombinatoRx’s Background IPR shall include the Retained IPR;

Best Judgment means that degree of skill, diligence, prudence and foresight which as at the relevant time, would reasonably and ordinarily be expected from a skilled experienced and reputable manufacturer and supplier of pharmaceuticals using the best techniques and practices for any given process, seeking in good faith to comply with its contractual obligations, and complying with all applicable laws and Charitable Objectives;

Charitable Objectives shall have the meaning ascribed to it in the Consortium Agreement;

Commercial Field means any commercial exploitation of the Foreground IPR in the Territory, excluding the Filariasis Field;

Disease Endemic Countries shall have the meaning ascribed to it in the Consortium Agreement;

Dispute Notice shall have the meaning ascribed to it in paragraph 3.1 of the Schedule;

Effective Date means 1 April 2008;

Employing Party shall have the meaning ascribed to it in Clause 5.5;

Expert shall have the meaning ascribed to it in paragraph 3.3 of the Schedule;

Exploiting Party shall have the meaning ascribed to it in the Consortium Agreement;

Filariasis Field means use of the Foreground IPR for the purposes of the Project, the Project Research, the Charitable Objectives and/or the manufacture, supply and sale of the Products to the Disease Endemic Countries in the Territory and including the Parasitology Field;

Foreground IPR means any and all discoveries, inventions, improvements, materials, designs, works of ownership, databases and IPR conceived or created by LSTM and/or CombinatoRx from the performance of the Project and/or the Project Research including the Patents and Product Candidates, but excluding the Background IPR and in the case of CombinatoRx, the Retained IPR;

IPR means any and all intellectual property rights including without limitation, copyright, software, moral rights, rights in data and database rights and other protectable lists of information, rights in confidential information, trade secrets, inventions, patents, supplementary protection certificates, patent term extensions or equivalents, know-how, trade marks and design rights, technical information, research and results whatsoever or howsoever arising anywhere in the Territory (whether registered or unregistered and including any applications for the protection or registration of these rights) throughout the full term thereof and all renewals, reversions and extensions thereof whether now known or arising in the future in the Territory;

IP Steering Committee means the committee made up of the representatives of LSTM and CombinatoRx and managed in accordance with the attached Schedule;

Parasitology Field means the use of the Foreground IPR for the treatment of diseases caused by filarial nematodes;

Patent(s) means any and all inventions created under the Foreground IPR which are the subject of a registered patent, patent application, supplementary protection certificate, patent term extension and/or equivalent, including any and all future patents, patent applications, supplementary protection certificates, patent term extensions and/or equivalents arising in respect of such invention anywhere in the Territory;

Product Candidates means the screening results and Foreground IPR which have been identified as meeting the Target Product Profile and which have been agreed in writing between the parties through the IP Steering Committee on or before June 30, 2010;

Products shall have the meaning ascribed to it in the Consortium Agreement;

Project shall have the meaning ascribed to it in the Consortium Agreement;

Project Research shall have the meaning ascribed to it in the Consortium Agreement;

Relevant Claim shall have the meaning ascribed to it in Clause 12.4;

Relevant Jurisdiction means the jurisdictions of domicile of LSTM, CombinatoRx and any jurisdiction in which a Patent is registered;

Retained IPR means any IPR relating to CombinatoRx’s combination high throughput screening technology and any of CombinatoRx’s Background IPR relating to product candidates, materials, compounds and combinations thereof;

Surrendering Party shall have the meaning ascribed to it in Clause 11;

Target Product Profile means the target product profile as agreed in writing between the parties through the IP Steering Committee for the purposes of the Project, the Project Research, the Charitable Objectives and/or the manufacture, supply and sale of the Products in the Territory;

Territory means worldwide;

Transfer shall have the meaning ascribed to it in Clause 10.1; and

Transferring Party shall have the meaning ascribed to it in Clause 10.1.

1.2	This Agreement shall be binding on all its successors and assigns.

1.3	Any reference to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to that statute or provision as from time to time amended, consolidated, modified, extended, re-enacted or replaced.

1.4	The headings in this Agreement have been inserted for convenience only. They do not form part of this Agreement and do not affect its interpretation or construction.

1.5	Unless the context requires otherwise, words denoting the singular shall include the plural and vice versa and words denoting any one gender shall include all genders and words denoting persons shall include individuals, bodies corporate, unincorporated associations and partnerships.

1.6	Any lists or examples following the word including shall be interpreted without limitation to the generality of the preceding words.

1.7	A Clause or Schedule is a reference to clause or schedule to this Agreement and the Schedules are to form part of the Agreement and shall be interpreted and construed as though they were set out in this Agreement.

1.8	In the event of a conflict between:

1.8.1	the terms of the main body of this Agreement and the terms of the Schedules, the terms of the main body of this Agreement shall prevail; or

1.8.2	the terms of the Consortium Agreement and the terms of this Agreement, the terms of this Agreement shall prevail with regard to IPR only.

2	INTERESTS OF PARTIES

The parties shall own the Foreground IPR as legal and beneficial joint tenants. For the avoidance of doubt, the parties hereby agree and acknowledge that this Agreement varies Section 36(1) and 36(3) of the Patents Act 1977 with respect to ownership of the Patents.

3	FIELD OF USE

3.1	LSTM shall have the exclusive (even against CombinatoRx), perpetual, irrevocable, royalty free right to use the Foreground IPR in the Filariasis Field in the Territory without the consent of CombinatoRx. For the avoidance of doubt, LSTM shall be entitled to grant to the Exploiting Party a license or sub-licence of the Foreground IPR within the Filariasis Field in the Territory without the consent of CombinatoRx.

3.2	Subject to Clauses 3.3 and 3.4 below, CombinatoRx shall have the exclusive (even against LSTM), perpetual, irrevocable, royalty free right to use the Foreground IPR in the Commercial Field in the Territory without the consent of LSTM. For the avoidance of doubt, CombinatoRx shall be entitled to grant licenses or sub-licenses of the Foreground IPR in the Commercial Field to third parties without the consent of LSTM.

3.3	Subject to Clause 4.5, LSTM shall be entitled to grant to the Exploiting Party a license or sub-licence to use the Product Candidates within the Parasitology Field in the Territory without the consent of CombinatoRx.

3.4	LSTM shall be entitled to grant to the Exploiting Party a licence or sub-licence to use the Foreground IPR within the Commercial Field in the Territory with the prior written consent of CombinatoRx (such consent not to be unreasonably withheld or delayed), provided that, such licenses or sub-licenses may not be granted by LSTM to the extent they are inconsistent with any licenses or sub-licences to use the Foreground IPR within the Commercial Field which CombinatoRx had granted to a third party.

4	BACKGROUND IPR

4.1	LSTM and CombinatoRx hereby agree and acknowledge that each party shall retain the ownership of its own Background IPR.

4.2	Subject to Clause 4.4, LSTM and CombinatoRx hereby agree and acknowledge that the Retained IPR shall remain solely the property of CombinatoRx.

4.3	LSTM hereby grants to CombinatoRx a irrevocable, royalty-free, non-exclusive, non-assignable licence to use LSTM’s Background IPR for the purposes of the Project and the Project Research.

4.4	CombinatoRx hereby grants to LSTM an non-exclusive, perpetual, irrevocable, royalty free, licence to use CombinatoRx’s Background IPR (including the Retained IPR) for the purposes of the Project and the Project Research.

4.5	In the event that LSTM requires use of CombinatoRx’s Background IPR (including the Retained IPR) to the extent necessary in order for LSTM to use and exploit the Foreground IPR within the Filariasis Field (including by way of a sub-licence to the Exploiting Party for use of the Foreground IPR within the Filariasis Field) or for LSTM to sub-licence such of CombinatoRx’s Background IPR to the Exploiting Party for the purposes of using and exploiting the Product Candidates in the Parasitology Field and/or the Foreground IPR in the Commercial Field pursuant to Clause 3.4, the parties shall discuss in good faith and to the parties’ mutual satisfaction the terms of such licence.

4.6	Each party will provide to each other and will subsequently maintain a complete list of any Background IPR (including the Retained IPR in the case of CombinatoRx) that is used in the Project and/or the Project Research.

4.7	CombinatoRx warrants and represents that, to the best of its knowledge, that any use of:

4.7.1	CombinatoRx’s Background IPR by LSTM as set out above in Clause 4.4; and/or

4.7.2	the Product Candidates by LSTM as set out above in Clauses 3.1 and 3.3;

will not infringe any third party Patents and subject to Clause 18 (Indemnity), CombinatoRx shall indemnify and keep indemnified, defend and hold harmless LSTM and its directors, officers, representatives, employees and agents against all losses, costs and expenses (including any legal expenses and disbursements), claims, demands, suits or other actions arising from LSTM’s use, storage or disposal of CombinatoRx’s Background IPR in accordance with the Research Project, except to the extent caused by the negligence or wilful misconduct of LSTM or the A-WOL Consortium.

5	PATENTS

5.1	Each of LSTM and CombinatoRx shall take appropriate steps to protect the Patents and/or the Foreground IPR, such steps may include without limitation, in relation to the Patents, filing patent applications and taking all necessary precautions to maintain the confidentiality of any know-how. The process of filing, prosecuting, maintaining (including oppositions), preventing the infringement of and defending any of the Patents and/or Foreground IPR shall be performed by CombinatoRx using its Best Judgment in accordance with the remainder of this Clause 5. Subject to Clause 5.3 below, CombinatoRx shall not charge LSTM any service fee for the provision of the services relating to the filing, prosecution, maintaining, preventing the infringement of and/or defending any of the Patents and/or the Foreground IPR.

5.2	The filing, prosecuting and maintaining (including defending oppositions) of the Patents shall be determined by the IP Steering Committee. The defending and preventing infringement of the Patents shall be determined in accordance with Clause 12.

5.3	All fees, costs, charges and expenses connected with filing, prosecuting and maintenance of (including oppositions) the Patents shall be borne and paid for by the parties in equal shares, unless agreed otherwise in writing between the parties through the IP Steering Committee. An example of such circumstances may be if CombinatoRx wishes to register a Patent for use within the Commercial Field only, which would not be applicable to the Filariasis Field, then in such circumstances, the parties may agree that CombinatoRx shall pay a larger proportion of the applicable fees, costs, charges and expenses.

5.4	In the event that one of the parties is unable or unwilling to pay any amount due to be paid by it, the other party may pay the same and the amount so paid shall be a debt owed by the defaulting party to the other party who makes payment.

5.5	Each of the parties (Employing Party) shall ensure that those of its employees and other staff working under its supervision or control who carry out work relating to the Project and/or the Project Research shall assign all their right, title and interest in the same to the Employing Party and shall co-operate with the Employing Party to enable it to comply with its obligations under this Agreement. Each party and its Affiliates shall undertake, at the reasonable request and expense of the other party, to sign or have signed any and all documents necessary in connection with the filing, prosecution, maintenance, extension, defence and enforcement of the Patents and to take such other necessary actions as CombinatoRx, as the prosecuting party, may reasonably request in connection with the Patents.

5.6	The Employing Party shall be responsible for payment of any compensation that may be due to its staff under sections 40 to 43 of the Patents Act 1977, or under their contracts of employment or otherwise, in respect of inventions made by such staff.

6	RENEWAL FEES

6.1	All renewal fees (including costs (if any) in connection with the payment of such fees necessary to keep the Patents (and any such other registered Foreground IPR, as appropriate)) in force shall be paid by the parties in equal shares, unless agreed otherwise in writing between the parties through the IP Steering Committee. An example of such circumstances may be if CombinatoRx wishes to renew the Patents or the relevant Foreground IPR for use within the Commercial Field only, which would not be relevant to the Filariasis Field, then in such circumstances, the parties may agree that CombinatoRx shall pay a larger proportion of the renewal and/or maintenance fees.

6.2	In default of payment of a renewal fee by CombinatoRx at least fourteen (14) days before the due date for payment the amount may be paid by LSTM and immediately after such payment shall be recoverable as a contract debt from CombinatoRx and until so recovered shall be a charge upon CombinatoRx’s interest in the relevant Patents (and any such other registered Foreground IPR, as appropriate).

7	INDEPENDENT WORKING

7.1	CombinatoRx may use its interest in the Foreground IPR for its own profit within the Commercial Field without accounting to LSTM. All profits derived by CombinatoRx from, without limitation, the sale, manufacture, letting or hire of any products manufactured by CombinatoRx in accordance with the Patents (or any one of them) or the license or sub-licence of Foreground IPR in the Commercial Field may be retained by CombinatoRx for its own use and benefit.

7.2	LSTM may use its interest in the Foreground IPR within the Filariasis Field without accounting to CombinatoRx. Subject to Clause 9, all profits derived by LSTM from the sale and/or licence of the Patents and/or the Foreground IPR, and/or the manufacture and/or sale of Products may be allocated by LSTM in accordance with the Consortium Agreement consistent with the Charitable Objectives.

8	LICENCE RESTRICTION

For the purposes of this Agreement, the parties agree and acknowledge that Sections 8, 12 and 37 of the Patents Act 1977 shall be expressly excluded from this Agreement to the extent possible by law.

9	DIVISION OF PROFITS FROM LICENCE

All receipts (whether by way of royalties or in any other manner whatsoever) derived from any licence under the Patents and/or the Foreground IPR granted jointly by the parties pursuant to Clause 3.4 shall be divided equally between the parties after payment of any expenses concerned with the Patents and/or Foreground IPR including the cost of obtaining the licences.

10	SALE OR ASSIGNMENT OF INTEREST & RIGHTS OF PRE-EMPTION

10.1	Subject to Clause 21.3, either party (the Transferring Party) may sell, assign, transfer, mortgage, charge or dispose of its interest in the Patents and/or the Foreground IPR (Transfer) subject to the terms of this Agreement provided that the Transferring Party shall first give to the other party not less than six (6) months’ notice in writing of the Transferring Party’s intention to do so stating the consideration and all the material terms of such proposed Transfer.

10.2	If within such six (6) month period the other party shall give notice to the Transferring Party of the other party’s desire to purchase or acquire such interest in the Patents and/or Foreground IPR on the same terms (unless agreed otherwise in writing between the parties), the Transferring Party shall Transfer the Patents and/or the Foreground IPR to the other party accordingly. The Transferring Party will undertake such steps and execute such documents as are necessary in order to effect such Transfer of the Patents and/or the Foreground IPR to the other party.

10.3	If the other party does not exercise its rights under Clause 10.2 above and consents to the Transfer to a third party in accordance with Clause 10.1 above, then the Transferring Party shall use all reasonable endeavours to procure the novation to the third party of all the rights and obligations under this Agreement in relation to the Transferring Party’s interests in the relevant and applicable Patents and/or Foreground IPR which are the subject of the Transfer.

10.4	For the avoidance of doubt, the provisions of Clause 10 and Clause 11 shall not apply to licences granted by the parties to third parties pursuant to Clause 3.

11	SURRENDER

If either party wishes to surrender the Patents and/or the Foreground IPR (or any of them) that party (the Surrendering Party) shall give to the other party not less than six (6) months’ prior written notice of the Surrendering Party’s wish to do so. If the other party wishes to maintain the Patents and/or Foreground IPR (or any of them) it shall inform the Surrendering Party of such intention within the six (6) month period and the Surrendering Party shall assign its share, including all the Surrendering Party’s right and title to and interest in the Patents and/or the Foreground IPR together with all rights of action, powers and benefit to the same belonging or accrued by way of gift, to the other party. The other party shall accept such assignment and indemnify the Surrendering Party in respect of any liability arising out of such surrender but not in respect of any act arising before the date of surrender.

12	INFRINGEMENT PROCEEDINGS

12.1	Subject to Clause 12.3, if the parties agree to defend or prevent any infringement in respect of the Patents and/or the Foreground IPR (as appropriate), all costs, charges and expenses of or incidental to or consequent upon such proceedings shall be borne and paid by the parties in equal shares, unless agreed otherwise in writing between the parties through the IP Steering Committee. An example of such circumstances may be if CombinatoRx wishes to defend or prevent the infringement in respect of the Patents and/or the Foreground IPR in the Commercial Field only, which would not be applicable to the Filariasis Field, then in such circumstances, the parties may agree that CombinatoRx shall bear more of the costs and expenses relating to such defence and/or prevention of infringement.

12.2	All damages or other sums recovered in such proceedings and any other benefit of the judgment or order of such proceedings shall be for the benefit of LSTM in respect of the Filariasis Field and for the benefit of CombinatoRx in respect of the Commercial Field.

12.3	If one of the parties shall be unwilling to take such proceedings or to defend proceedings for the revocation of the Patents and/or the Foreground IPR (or any of them) it shall grant to the other party the right to do so allowing such other to use its name as co-claimant and the other party may at its own expense in all respects take such proceedings or defence and shall be solely entitled to all damages or other sums recovered and to the full benefit of any judgment but shall indemnify and keep indemnified the party unwilling to take such proceedings for any damages or costs or any other penalty as may be awarded against the co-claimants either jointly or severally.

12.4	If any third party makes a claim, or notifies an intention to make a claim, against either party relating to the Foreground IPR and/or the Patents (Relevant Claim), the party which is the subject of the Relevant Claim shall:

12.4.1	as soon as reasonably practicable, give written notice of the Relevant Claim to the other party specifying the nature of the Relevant Claim in detail;

12.4.2	not make any admission of liability, agreement or compromise in relation to the Relevant Claim without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed); and

12.4.3	after consultation with the other party, take such action as is reasonably required to avoid, dispute, compromise or defend the Relevant Claim.

13	MARKING OF PRODUCTS

All products made in accordance with the Patents shall be marked in a legible manner in some conspicuous place before sale or offer for sale by or on behalf of either party with the words ‘Patent No’ together with the numbers of the relevant Patents, or if it is not practicable to mark such products, the packages or wrappings associated with them shall be so marked.

14	AMENDMENT OF SPECIFICATION

14.1	Subject to Clause 5, no application or motion to amend the specification or claims of the Patents shall be made by either party (Amending Party) without giving reasonable prior written notice to the other party of its intention to do so.

14.2	If the other party thinks that such an application or motion may have a material adverse effect on the remaining Patents (or any of them), then the other party shall notify the Amending Party in writing providing its reasonable opinion and details of the suspected material adverse effect on the remaining Patents (or any of them).

14.3	In the event that notice is given under Clause 14.2, the IP Steering Committee shall determine whether or not such an application or motion to amend the Patents (or any of them) should proceed.

15	ACKNOWLEDGEMENT

The certificate of grant of the Patents shall be retained by CombinatoRx who hereby acknowledges the right of LSTM to production and delivery of copies of the certificates and undertakes to keep them in safe custody. CombinatoRx shall hold the certificate of grant of the Patents specifically registered in the Filariasis Field on trust for LSTM and shall deliver up such certificates immediately on request by LSTM.

16	REGISTRATION

This Agreement shall be registered by LSTM as patentee at the Patent Office of the United Kingdom in respect of the Patents and CombinatoRx shall register this Agreement with such other authorities in the Territory as are necessary for and on behalf of LSTM.

17	IP STEERING COMMITTEE

The parties shall each nominate a representative for the IP Steering Committee and the IP Steering Committee shall act in accordance with the Schedule to this Agreement.

18	INDEMNITY

The parties hereby agree and acknowledge that the indemnity given by CombinatoRx pursuant to Clause 4.7 of this Agreement, Clause 3.11 of the Consortium Agreement and Clause 5.10 of the Project Agreement shall be capped to the sums payable by LSTM to CombinatoRx pursuant to CombinatoRx’s involvement under the Consortium Agreement and the Project Agreement (as defined under the Consortium Agreement).

19	CONFIDENTIALITY

Except as provided in Clause 16 with respect to the registration of this Agreement, LSTM and CombinatoRx shall keep confidential the terms and conditions and existence of this Agreement, provided that, LSTM shall be entitled to disclose this Agreement and its contents to the A-WOL Consortium members and The Foundation (as defined in the Consortium Agreement) and CombinatoRx may disclose this Agreement as required by applicable law provided that CombinatoRx notifies LSTM prior to any such disclosure.

20	TERM AND TERMINATION

This Agreement shall commence on the Effective Date and shall continue in full force and effect until the expiry of all IPR in the Foreground IPR.

21	GENERAL

21.1	This Agreement (together with the Consortium Agreement and the Project Agreement between the parties) supersedes any prior written or oral agreements, arrangements and undertakings between the parties relating to the subject matter of this Agreement and shall, together with the attached Schedule constitute the entire agreement and understanding between the parties relating to its subject matter. The parties shall act reasonably in implementing any additions or modifications which may be required by The Foundation. The parties hereby agree and acknowledge that the Interim Consortium Agreement dated 25 April 2007 between LSTM and CombinatoRx shall be deemed to expire on 31 March 2008.

21.2	The parties acknowledge and agree that, in entering this Agreement, they are not relying upon any representation, warranty, promise or assurance made or given by the other parties or any other person, whether or not in writing, at any time prior to the Effective Date which is not expressly set out in this Agreement.

21.3	Except as set out in this Agreement, no rights or obligations of any party arising from or under this Agreement (including the exercise and enforcement thereof) may be assigned or transferred or otherwise delegated in whole or in part to any third party without the prior written approval of the other party; provided that, CombinatoRx, without the consent of LSTM, may assign this Agreement and its rights and obligations hereunder to:

21.3.1	any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates; or

21.3.2	any direct or indirect affiliate of CombinatoRx.

In the event that a party assigns or transfers, or otherwise delegates to a third party as aforesaid the transferring party shall remain fully responsible and liable for the acts and omissions of any such third party. In the event that this Agreement is transferred to a third party (including without limitation, under sub-clauses 21.3.1 or 21.3.2 above), the transferring party shall use all reasonable endeavours to procure a novation from the third party of all of the transferring party’s rights and obligations under this Agreement.

21.4	Nothing in this Agreement shall constitute, be deemed to constitute or imply a partnership, agency, employment or other relationship between the parties other than the contractual relationship expressly provided for in this Agreement and none of the parties shall hold itself out or act in such a way as may give that impression (including by using another party’s name) or do anything to bind or create any obligation or responsibility upon another party without that other party’s prior written approval.

21.5	No delay or failure by a party to exercise or enforce any right, power or remedy under this Agreement shall constitute or operate as a waiver of that right, power or remedy or any other right, power or remedy under this Agreement or operate so as to prevent the subsequent exercise or enforcement of any such right, power or remedy. Any waiver must be made by the waiving party in writing to be effective.

21.6	Any notice, consent, approval, agreement or other document required under this Agreement shall, in the absence of any express provision to the contrary shall be in writing in the English language and shall be deemed to have been duly given if left at or sent by hand or by registered post or recognised international overnight courier by fax to a party at the address set out at the beginning of this Agreement for such party or such other address as one party may from time to time designate by written notice to the other and will be deemed to have been received by the other party; (i) two (2) Working Days following the date of dispatch if the notice or other document is sent by registered post or recognised international overnight courier, or (ii) seven (7) Working Days following the date of dispatch if the notice or other document is sent by registered airmail post, or (iii) simultaneously with the delivery if sent by hand, or (iv) simultaneously with transmission if sent by fax provided that the sending transmitting party keeps a copy of a transmission report illustrating successful transmission to the appropriate fax number.

21.7	Any variation or amendment of this Agreement shall be made in writing and signed by a duly authorised representative of each of the parties.

21.8	If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable (in whole or part), the other provisions of this Agreement and the remainder of the affected provisions shall continue to be valid.

21.9	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

21.10	This Agreement shall be executed as a deed and shall be governed by and construed in accordance with English law. The parties irrevocably agree that the courts of England have exclusive jurisdiction to decide and to settle any dispute or claim arising out of or in connection with this Agreement. The parties hereby agree and acknowledge that the terms of this Agreement shall prevail to the extent possible by law over any law in any Relevant Jurisdiction.

21.11	This Agreement may be executed in one (1) or more counterparts by the parties, each of which, when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, provided that this Agreement shall be of no force and effect until the counterparts are exchanged. Signatures may be exchanged by facsimile or electronic means with original signatures to follow by post. Each of the parties agrees to be bound by its own facsimile or electronic form signature and that is accepts the facsimile or electronic form signature of the other party.

SCHEDULE

IP STEERING COMMITTEE

1	General Performance Obligations

1.1	Each party will, within fourteen (14) days of signature of this Agreement, nominate one (1) representative for the IP Steering Committee. Each party shall have the right to replace its respective IP Steering Committee representatives upon written notice to the other party. Each party shall be entitled to bring in respect of an agenda item at a meeting of the IP Steering Committee such minimum numbers of non-voting advisors, consultants and such other attendees which such party considers in good faith necessary or useful to such party, provided that, prior notice of such attendees has been given to the other party in advance of the relevant IP Steering Committee meeting.

1.2	The IP Steering Committee will be chaired by the Senior Executive Officer, being Professor Mark Taylor of LSTM or his nominee. The chairman shall not have a casting vote.

1.3	The responsibilities of the IP Steering Committee shall include:

1.3.1	determining the Target Product Profiles and the Product Candidates;

1.3.2	determining in which jurisdictions the Patents should be filed;

1.3.3	scope of claims of the Patents or amending the specification of the Patents;

1.3.4	determining the strategy and course of action with respect to:

1.3.4.1	the filing, prosecution and/or maintenance of all such actions regarding the Patents and/or the Foreground IPR, including any patent granting authority;

1.3.4.2	the enforcement (including defending any oppositions) of any Patents and/or Foreground IPR;

1.3.4.3	the defence of any Patents and/or Foreground IPR; and

1.3.5	in these matters, the IP Steering Committee shall seek to operate by consensus, provided that, for matters relating to the Patents in the Commercial Field, CombinatoRx shall have the power of veto and for matters relating to the Patents in the Filariasis Field, LSTM shall have the power of veto.

1.4	The IP Steering Committee may participate in meetings by phone-conference, video-conference or any other technology that enables participation in the meeting with communication which is interactive and simultaneous.

1.5	The quorum for a meeting of the IP Steering Committee will be one (1) representative of each party, or his/her alternative, in addition to the Chairman (as per paragraph 1.2 above) present in person or by phone-conference, video-conference or other technology mentioned above.

1.6	The parties will ensure that the IP Steering Committee meets at least bi-annually by means set out in paragraph 1.4 above or at venues to be agreed, and in default of agreement at LSTM, and at any other time as reasonably requested by either of the parties.

1.7	Meetings of the IP Steering Committee will be convened with at least seven (7) days’ written notice in advance, including an agenda. Minutes of the meetings of the IP Steering Committee will be prepared by the Chairman and sent to each party within fourteen (14) days after each meeting for review and approval. Each party shall sign the agreed version of the meeting minutes and the Chairman shall keep a copy of the signed meeting minutes.

1.8	At six (6) monthly intervals and/or such times as the Senior Executive Office reasonably requests, the parties will provide to the IP Steering Committee a report summarising any developments and details of the Foreground IPR in order to assess whether or not a Patent application can be made.

1.9	Each party shall bear its own expenses of its IP Steering Committee members and/or attendees, including attendance at any IP Steering Committee meetings.

2	IP Steering Committee Terms of Office

An IP Steering Committee member’s term of office automatically terminate if he/she is:

2.1	incapable whether mentally or physically of managing his or her own affairs;

2.2	is absent from more than two (2) consecutive IP Steering Committee Meetings;

2.3	is removed from the IP Steering Committee by the written agreement of the parties; or

2.4	resigns by written notice to the IP Steering Committee.

3	Dispute Resolution Procedure

3.1	In the event of any dispute between the parties arising in connection with this Agreement, the parties shall use their best endeavours to promptly and amicably resolve such dispute by consensus in good faith through the IP Steering Committee. If the parties are unable to resolve such dispute, then any party may forthwith give notice (“Dispute Notice”) to the other party that it wishes such dispute to be referred to a designated senior officer of each of the parties.

3.2	In any event of a Dispute Notice being served, each of the parties shall within fourteen (14) days of the service of such Dispute Notice prepare and circulate to the designated senior officer of each of the parties a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position. Each memorandum or statement shall be considered by the designated senior officers of each of the parties who shall endeavour to resolve the dispute. If designated senior officers of each of the parties agree upon a resolution or disposition of the matter, they shall each sign a statement which sets out the terms of their agreement.

3.3	In the event the designated senior officers of each of the parties are unable to resolve a dispute within sixty (60) days of its being referred to them, the parties shall refer the matter to an independent expert with knowledge in pharmaceutical product development jointly selected by the designated senior officers of each of the parties (the Expert).

3.4	In the event the designated senior officers of each of the parties cannot agree upon the designation of the Expert, the parties shall request the International Chamber of Commerce (ICC) to select the Expert. In each case, the Expert shall be selected having regard to his/her suitability to determine the particular dispute or difference on which the Expert is being requested to determine.

3.5	Unless otherwise agreed between the designated senior officers of each of the parties, the following rules shall apply to the appointment of the Expert. The fees of the ICC and the Expert shall be shared equally by the parties. The Expert shall be entitled to inspect and examine all documentation and any other material which the Expert may consider to be relevant to the dispute. The Expert shall afford each party a reasonable opportunity (in writing or orally) of stating reasons in support of such contentions as each party may wish to make relative to the matters under consideration. The Expert shall give notice in writing of his determination to the parties within such timescale as stipulated in his terms of appointment or in the absence of such stipulation as soon as practicable but in any event within four (4) weeks from the reference of the dispute or difference to him/her.

3.6	Any determination by the Expert of a dispute or difference shall not be binding on the parties and the parties shall be entitled to pursue their legal rights in accordance with Section 12.11 of the Consortium Agreement.

IN WITNESS WHEREOF duly authorised representatives of the parties have signed this Deed on the date first written above

Executed as a DEED for and on behalf of	)

LIVERPOOL SCHOOL OF TROPICAL MEDICINE	)

Signature /s/ S. A. Ward	Signature /s/ R. E. Holland
Name S. A. Ward	Name R. E. Holland
Title: Director	Title: Company Secretary
Date 10/3/2008	Date 10/6/2008

Executed as a DEED for and on behalf of	)

COMBINATORX, INCORPORATED	)

Signature /s/ Alexis Borisy	Signature /s/ Jason F. Cole
Name Alexis Borisy	Name Jason F. Cole
Title: President and Chief Executive Officer	Title: Secretary
Date 10/8/2008	Date 10/8/2008

Executed as a DEED for and on behalf of	)

COMBINATORX (SINGAPORE) PTE. LTD	)

Signature /s/ Ralf Altmeyer	Signature /s/ Esther Au
Name Ralf Altmeyer	Name Esther Au
Title: President and Director	Title: Company Secretary
Date 10/8/2008	Date 10/8/2008